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                                                                      EXHIBIT 12



               FIRSTAR CORPORATION AND FIRST COLONIAL BANKSHARES
   COMBINED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                 Nine Months Ended
                                    September 30                           Years Ended December 31
                                 -----------------         -------------------------------------------------------
                                 1994         1993         1993        1992         1991         1990         1989
                                 ----         ----         ----        ----         ----         ----         ----
EARNINGS

Firstar
Net income before taxes      $  226,779   $  221,819   $ 298,010   $  237,532   $  187,319   $  164,294  $   156,753
Fixed charges                     9,640       10,234      13,453       14,541       16,850       18,560       17,695
                             ----------   ----------   ---------   ----------   ----------   ----------  -----------
  Subtotal                      236,419      232,053     311,463      252,073      204,169      182,854      174,448

First Colonial
Net income before taxes          18,290       15,914      19,829       17,559       20,372       16,801       15,595
Fixed charges                     1,385        1,223       1,549        1,644        1,837        2,691        2,058
                             ----------   ----------   ---------   ----------   ----------   ----------  -----------
  Subtotal                       19,675       17,137      21,378       19,203       22,209       19,492       17,653

  Total earnings             $  256,094   $  249,190   $ 332,841   $  271,276   $  226,378   $  202,346  $   192,101
                             ==========   ==========   =========   ==========   ==========   ==========  ===========
FIXED CHARGES

Firstar
Interest expense on long-
  term  debt                 $    9,640   $   10,234   $  13,453   $   14,541   $   16,850   $   18,560  $    17,695

First Colonial
Interest expense on long-
  term  debt                      1,385        1,223       1,549        1,644        1,837        2,691        2,058
                             ----------   ----------   ---------   ----------   ----------   ----------  -----------
  Total fixed charges        $   11,025   $   11,457   $  15,002   $   16,185   $   18,687   $   21,251  $    19,753
                             ==========   ==========   =========   ==========   ==========   ==========  ===========
PREFERRED STOCK DIVIDENDS

Firstar
Dividends on Preferred
stock                        $       --   $    2,519   $   3,266   $    3,747   $    4,054   $    6,072  $     7,517
Pre-tax adjustment                   --        1,163       1,498        1,615        1,599        2,421        3,085
                             ----------   ----------   ---------   ----------   ----------   ----------  -----------
  Subtotal                           --        3,682       4,764        5,362        5,653        8,493       10,602

First Colonial
Dividends on Preference
stock                             1,049        1,417       1,795        1,432          481          481          473
Pre tax adjustment                  502          663         819          629          170          162          151
                             ----------   ----------   ---------   ----------   ----------   ----------  -----------
  Subtotal                        1,551        2,080       2,614        2,061          651          643          624

  Total preferred stock
   dividends                 $    1,551   $    5,762   $   7,328   $    7,423   $    6,304   $    9,136  $    11,226
                             ==========   ==========   =========   ==========   ==========   ==========  ===========

RATIO OF EARNINGS TO
 COMBINED FIXED CHARGES
 AND PREFERRED STOCK
 DIVIDENDS                        20.36  x     14.47 x     14.87  x     11.49  x      9.06  x      6.66 x       6.20 x
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